Exhibit 99.2

FOR IMMEDIATE RELEASE

AMVAC Mexico Srl Acquires Certain Herbicide and Fungicide Products from Syngenta in Mexico

Newport Beach, CA – August 23, 2017 – American Vanguard Corporation (NYSE:AVD) announced today that its wholly owned subsidiary AMVAC Mexico Srl has completed the acquisition of certain selective herbicides and contact fungicides sold in the Mexican agricultural market from Syngenta AG. This divestment results from Mexican regulatory authority COFECE’s resolution dated as of April 7th, 2017 related to the acquisition of Syngenta AG by China National Chemical Corporation. The transaction includes seven branded selective herbicides for sugar cane and eight contact fungicide brands. The terms of the acquisition were not disclosed.

Eric Wintemute, Chairman & CEO of American Vanguard Corporation, parent company of AMVAC Mexico said, “The acquisition of these products continues the successful track record of providing important solutions to farmers worldwide. AMVAC Mexico has been successfully operating in the Mexican crop protection market for over 20 years and has been steadily expanding its presence in the market. These newly acquired products have enjoyed sales in the range of $8 million to $10 million in the recent past, and we expect to build upon that foundation going forward. The addition of such trusted and proven formulated products to AMVAC’s portfolio will complement and strengthen our existing herbicide and fungicide offerings.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

About Syngenta:

Syngenta is a leading agriculture company helping to improve global food security by enabling millions of farmers to make better use of available resources. Through world class science and innovative crop solutions, our 28,000 people in over 90 countries are working to transform how crops are grown. We are committed to rescuing land from degradation, enhancing biodiversity and revitalizing rural communities. To learn more visit www.syngenta.com and www.goodgrowthplan.com.

Contact Information
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	Lena Cati
(949) 221-6119	(212) 836-9611 / Lcati@equityny.com
williamk@amvac-chemical.com	www.theequitygroup.com